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                                                               EXHIBIT (2)(h)(2)

                                LETTER AGREEMENT

                                                              New York, New York
                                                                 [       ], 2004

UBS Securities LLC
299 Park Avenue
New York, New York 10171-0026

Ladies and Gentlemen:

                  We understand that The Central Europe and Russia Fund, Inc., a Maryland corporation (the "Fund"), has appointed UBS Securities LLC to act as dealer manager (the "Dealer Manager") in connection with the issuance by the Fund to the holders of record (the "Holders") at the close of business on the record date set forth in the Prospectus (as defined herein) (the "Record Date") of transferable rights entitling such Holders to subscribe for up to [__________] shares (each a "Share" and, collectively, the "Shares") of the Fund's common stock, par value $0.01 per share (the "Common Shares"), of the Fund (the "Offer"). Pursuant to the terms of the Offer, the Fund is issuing each Holder one transferable right (each a "Right" and, collectively, the "Rights") for each Common Share held by such Holder on the Record Date. Such Rights entitle holders to acquire during the subscription period set forth in the Prospectus (the "Subscription Period"), at the price set forth in such Prospectus (the "Subscription Price"), one Share for each three Rights exercised (except that any Holder who is issued fewer than three Rights will be able to subscribe for one full Share pursuant to the primary subscription), on the terms and conditions set forth in such Prospectus. No fractional shares will be issued. Any Holder who fully exercises all Rights initially issued to such Holder (other than those Rights that cannot be exercised because they represent the right to acquire less than one Share) will be entitled to subscribe for, subject to allocation, additional Shares (the "Over-Subscription Privilege") on the terms and conditions set forth in the Prospectus. The Rights are transferable and are expected to be listed on the New York Stock Exchange, Inc.

                  The Fund has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form N-2 (Nos. 333-111828 and 811-06041) and a related preliminary prospectus and preliminary statement of additional information under the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission under the Investment Company Act and the Securities Act (the "Rules and Regulations"). The term "Registration Statement" means the registration statement, as amended, at the time it becomes or became effective, including financial statements and all exhibits and all documents, if any, incorporated therein by reference, and any information deemed to be included by Rule 430A. The term "Prospectus" means the final prospectus and final statement of additional

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information in the forms filed with the Commission pursuant to Rule 497(c), (e),
(h) or (j) of the Rules and Regulations, as the case may be, as from time to time amended or supplemented pursuant to the Securities Act.

                  Deutsche Asset Management International GmbH, a German limited liability company (the "Investment Adviser") acts as investment adviser to the Fund pursuant to an Investment Advisory Agreement dated as of January 31, 1990 between the Fund and the Investment Adviser. The Investment Adviser is not a party to the Dealer Manager Agreement (the "Dealer Manager Agreement") pursuant to which the Fund is appointing or will appoint the Dealer Manager to act in such capacity in connection with the Offer. As a further inducement to the Dealer Manager to enter into the Dealer Manager Agreement and to act as Dealer Manager in connection with the Offer, the Investment Adviser has executed and delivered to the Dealer Manager this Letter Agreement (""Agreement""). This Agreement will become effective upon execution of the Dealer Manager Agreement, as notified to the Investment Adviser by the Dealer Manager.

1.       Representations and Warranties; Agreements.

         a. The Investment Adviser represents and warrants to, and agrees with, the Dealer Manager as of the date hereof and as of the date of the commencement of the Offer that:

                  i. The Investment Adviser has been duly organized and is validly existing as a limited liability company under the laws of the Federal Republic of Germany, has full power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement and the Prospectus, and is duly qualified to do business as a foreign corporation in each jurisdiction wherein it owns or leases real property or in which the conduct of its business requires such qualification, except where the failure to be so qualified does not involve a material adverse effect upon the Investment Adviser's business, properties, financial position or operations.

                  ii. The Investment Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act'), and is not prohibited by the Advisers Act or the Investment Company Act, or the rules and regulations under such Acts, from acting as investment adviser for the Fund as contemplated in the Prospectus and the Investment Advisory Agreement.

                  iii. This Agreement has been duly authorized, executed and delivered by the Investment Adviser. The Investment Advisory Agreement has been duly authorized, executed and delivered by the Investment Adviser, and complies with all applicable provisions of

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                           the Investment Company Act, the Advisers Act and the
                           rules and regulations under such Acts, and is, assuming due authorization, execution and delivery by the other party thereto, a legal, valid, binding and enforceable obligation of the Investment Adviser, subject to the qualification that the enforceability of the Investment Adviser's obligations thereunder may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and to termination under the Investment Company Act.

                  iv. Neither the execution, delivery, performance and consummation by the Investment Adviser of its obligations under this Agreement or the Investment Advisory Agreement nor the consummation of the transactions contemplated herein or therein or in connection with the Offer will conflict with or violate the charter, by-laws or similar organizational documents of the Investment Adviser, or conflict with, result in a breach of, or constitute a default or an event of default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Investment Adviser under the charter, bylaws or similar organizational document, the terms and provisions of any material agreement, indenture, mortgage, loan agreement, note, insurance or surety agreement, lease or other instrument to which the Investment Adviser is a party or by which it may be bound or to which any of the property or assets of the Investment Adviser is subject, nor will such action result in any violation of any order, law, rule or regulation of any court or governmental agency or body having jurisdiction over the Investment Adviser or any of its properties.

                  v. There is no pending or, to the best of the Investment Adviser's knowledge, threatened action, suit or proceeding affecting the Investment Adviser or to which the Investment Adviser is a party before or by any court or governmental agency, authority or body or any arbitrator which would disqualify the Investment Adviser pursuant to Section 9(a) of the Investment Company Act from acting as investment adviser to the Fund or is otherwise reasonably likely to result in any material adverse change in the Investment Adviser's ability to perform its services under the Investment Advisory Agreement.

                  vi. No consent, approval, authorization, notification or order of, or filing with, or the issuance of any license or permit by, any court or governmental agency or body is required for the consummation by the Investment Adviser of the transactions contemplated by

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                           Investment Advisory Agreement or in connection with
                           the offer to be consummated by the Investment Adviseor except such as have been obtained, or if the registration statement filed with respect to the Shares is not effective under the Securities Act as of the time of execution hereof, such as may be required (and shall be obtained as provided in this Agreement) under the Investment Company Act, the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or by the National Association of Securities Dealers, Inc., the New York Stock Exchange or the Frankfurt Stock Exchange.

                  vii. The Investment Adviser (A) has not taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Fund to facilitate the issuance of the Rights or the sale or resale of the Rights and the Shares, (B) has not since the filing of the Registration Statement sold, bid for or purchased, or paid anyone any compensation for soliciting purchases of, Common Shares of the Fund (except for the solicitation of exercises of the Rights pursuant to this Agreement) and (C) will not, until the later of the expiration of the Rights or the completion of the distribution (within the meaning of the anti-manipulation rules under the Exchange Act) of the Shares, sell, bid for or purchase, pay or agree to pay any person any compensation for soliciting another to purchase any other securities of the Fund (except for the solicitation of exercises of the Rights pursuant to this Agreement); provided that any action in connection with the Fund's dividend reinvestment and cash purchase plan will not be deemed to be within the terms of this Section 1.a.vii.

         b. The Investment Adviser agrees to notify promptly in writing, from the date of this Agreement through the expiration date of the Offer set forth in the Prospectus, as it may be extended as provided for in the Prospectus (the "Expiration Date"), if any representation, warranty or agreement of the Investment Adviser set forth in Section 1.a. of this Agreement shall be untrue or incorrect in any material respect.

2. Representations, Warranties and Agreements to Survive Delivery. The agreements, representations and warranties of the Investment Adviser set forth in or made pursuant to this Agreement shall survive the Expiration Date and will remain in full force and effect, regardless of any investigation made by or on behalf of Dealer Manager or any of the officers, directors or controlling persons referred to in Section 7 of the Dealer Manager Agreement, and will survive delivery of and payment for the Shares pursuant to the Offer.

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3.       Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Dealer Manager, will be mailed, delivered or telegraphed and confirmed to UBS Securities LLC, 299 Park Avenue, New York, New York 10171-0026, Attn: Syndicate Department.

4. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

5. Submission to Jurisdiction. Except as set forth below, no claim (a "Claim") may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Investment Adviser consents to the jurisdiction of such courts and personal service with respect thereto. The Investment Adviser hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against UBS Securities. Each of UBS Securities and the Investment Adviser (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Investment Adviser agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Investment Adviser and may be enforced in any other courts in the jurisdiction of which the Investment Adviser is or may be subject, by suit upon such judgment.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  If the foregoing is in accordance with your understanding of our agreement, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Investment Adviser and the Dealer Manager.

                                                     Very truly yours,

                                    Deutsche Asset Management International GmbH

                                    By:_________________________________________
                                       Name:____________________________________
                                       Title:___________________________________

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The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.

UBS Securities LLC

By:_________________________________
   Name:____________________________
   Title:___________________________

By:_________________________________
   Name:____________________________
   Title:___________________________

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